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                                                                    EXHIBIT 10.1

                             BUSINESS LOAN AGREEMENT


        This Agreement dated as of April 1, 2002, is between Bank of America, N.A. (the "Bank") and Universal Electronics, Inc., a Delaware corporation (the "Borrower").

        1.1 Line of Credit Amount.

                (a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is Fifteen Million Dollars ($15,000,000.00).

                (b) This is a revolving line of credit providing for cash advances and letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

                (c) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Commitment.

        1.2 Availability Period. The line of credit is available between the date of this Agreement and April 1, 2005, or such earlier date as the availability may terminate as provided in this Agreement (the "Expiration Date").

        1.3 Interest Rate.

                (a) Unless the Borrower elects an optional interest rate as described below, the interest rate is a rate per year equal to the Base Rate as defined below.

                (b) The Base Rate means, at any time, the higher of the (i) Prime Rate or (ii) the Federal Funds Rate plus one-half of one percent (0.50%) per annum.

                (c) The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

                (d) The Federal Funds Rate is the rate set forth in the weekly statistical release designated a H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)" on the preceding banking day opposite the caption "Federal Funds (Effective)"; or for any relevant day such rate is not so published on any such preceding banking day, the rate for such day will be the arithmetic mean as determined by Bank for rates for the last transaction in


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        overnight Federal funds arranged prior to 9:00 a.m. (California time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Bank.

        1.4 Repayment Terms.

                (a) The Borrower will pay interest on May 1, 2002, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

                (b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Expiration Date.

        1.5 Optional Interest Rates. Instead of the interest rate based on the Base Rate, the Borrower may elect the optional interest rate listed below during interest periods agreed to by the Bank and the Borrower. The optional interest rate shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rate is available:

                (a) the IBOR Rate plus 1.25 percentage points.

        1.6 Letters of Credit.

                (a) This line of credit may be used for financing:

                        (i) commercial letters of credit with a maximum maturity
                of 180 days but not to extend beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight.

                        (ii) standby letters of credit with a maximum maturity
                of 365 days but not to extend more than 365 days beyond the Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary.

                        (iii) The amount of letters of credit outstanding at any
                one time (including amounts drawn on the letters of credit and not yet reimbursed) may not exceed Four Million Dollars ($4,000,000.00).

                        (iv) Each letter of credit having an expiration date
                beyond the Expiration Date must be secured on or before the Expiration Date by cash collateral or other collateral reasonably acceptable to the Bank in an amount not less than the stated amount of such letter of credit.


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                        (v) The following letter of credit is outstanding from
                the Bank for the account of the Borrower:

                            Letter of Credit Number          Amount
                            -----------------------          ------

                                    3030671                 $500,000

        As of the date of this Agreement, this letter of credit shall be deemed to be outstanding under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

                (b) The Borrower agrees:

                        (i) any sum drawn under a letter of credit may, at the
                option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

                        (ii) if there is a default under this Agreement, to
                immediately prepay and make the Bank whole for any outstanding letters of credit.

                        (iii) the issuance of any letter of credit and any
                amendment to a letter of credit is subject to the Bank's written approval, which approval will not be unreasonably withheld or delayed, and must be in form and content reasonably satisfactory to the Bank and in favor of a beneficiary reasonably acceptable to the Bank.

                        (iv) to sign the Bank's form Application and Agreement
                for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable, copies of which are attached hereto as Exhibits A and B (as such exhibits may be revised from time to time).

                        (v) to pay any issuance and/or other fees that the Bank
                notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

                        (vi) to allow the Bank to automatically charge its
                checking account for applicable fees, discounts, and other charges.

                        (vii) to pay the Bank a non-refundable fee equal to
                1.25% per annum of the outstanding undrawn amount of each standby letter of credit, payable quarterly in arrears, calculated on the basis of the stated amount outstanding on the day the fee is calculated.

2.  OPTIONAL INTEREST RATES

        2.1 Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and, if the interest period is longer than three months,


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then on the last day of each quarter during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Base Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

                (a) The interest period during which the IBOR Rate will be in effect will be one, two, three or six months as determined by Borrower. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar interbank market.

                (b) Each IBOR Rate Portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000.00), and integral multiples of One Hundred Thousand Dollars ($100,000.00) in excess thereof.

                (c) Not more than five (5) IBOR Rate Portions shall be outstanding at any one time.

                (d) The "IBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be reasonably determined by the Bank as of the first day of the interest period in accordance with its standard practices, procedures and policies.)

                        IBOR Rate =        IBOR Base Rate
                                     ---------------------------
                                     (1.00 - Reserve Percentage)

        Where,

                        (i) "IBOR Base Rate" means the interest rate at which
                the Bank's Grand Cayman Banking Center, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

                        (ii) "Reserve Percentage" means the total of the maximum
                reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                (e) Each prepayment of an IBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A


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        "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

                (f) The prepayment fee shall be equal to the amount (if any) by which:

                        (i) the additional interest which would have been
                payable during the interest period on the amount prepaid had it not been prepaid, exceeds

                        (ii) the interest which would have been recoverable by
                the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

                (g) The Bank will have no obligation to accept an election for an IBOR Rate Portion if dollar deposits in the principal amount, and for periods equal to the interest period, of an IBOR Rate Portion are not available in the offshore dollar interbank market.

3.  FEES AND EXPENSES

        3.1 Fees.

                (a) Loan fee. The Borrower agrees to pay a one-time loan fee in the amount of Twenty-Five Thousand Dollars ($25,000.00). This fee is due on or before the date of this Agreement.

                (b) Unused commitment fee. The Borrower agrees to pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the weighted average credit outstanding during the specified period. The fee will be calculated at 0.125% per year. The calculation of credit outstanding shall include the undrawn amount of letters of credit.

        This fee is due on June 30, 2002, and on the last day of each following quarter until the expiration of the availability period.

                (c) Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.


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                (d) Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank's rights with respect to the default.

        3.2 Reimbursement Costs. The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

4.  DISBURSEMENTS, PAYMENTS AND COSTS

        4.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner reasonably acceptable to the Bank, or by another means reasonably acceptable to the Bank.

        4.2 Disbursements and Payments.

                (a) Each payment by the Borrower will be made at the Bank's banking center (or other location) selected by the Bank from time to time; and will be made in immediately available funds.

                (b) Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

        4.3 Telephone and Telefax Authorization.

                (a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit that the Bank reasonably believes have been given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated in writing by any one of such authorized signers.

                (b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 87658-01172, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

                (c) The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any of the individuals authorized to sign loan agreements on behalf of the Borrower or any other individual designated in writing by any one of such authorized signers. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.


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        4.4 Direct Debit (Pre-Billing).

                (a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 87658-01172, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date").

                (b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

                (c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

                        (i) If the Billed Amount is less than the Accrued
                Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

                        (ii) If the Billed Amount is more than the Accrued
                Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

        Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

                (d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

        4.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.


                                      -7-
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        4.6 Taxes. If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.

        4.7 Additional Costs. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

                (a) any reserve or deposit requirements; and

                (b) any capital requirements relating to the Bank's assets and commitments for credit.

        4.8 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

        4.9 Default Rate. Upon the occurrence of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is four percentage point(s) (4%) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

        4.10 Interest Compounding. At the Bank's sole option in each instance, any interest, fees or costs which are not paid when due under this Agreement shall bear interest from the due date at the Base Rate plus four percentage points (4%). This may result in compounding of interest.

5.  CONDITIONS

        The Bank must receive the following items, in form and content reasonably acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

        5.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.


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        5.2 Governing Documents. A copy of the Borrower's articles of incorporation.

        5.3 Good Standing. Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

        5.4 Payment of Fees. Payment of all accrued and unpaid expenses incurred by the Bank as required by paragraph 3.2, "Reimbursement Costs."

        5.5 Other Items. Any other items that the Bank reasonably requires.

6.  REPRESENTATIONS AND WARRANTIES

        When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

        6.1 Organization of Borrower. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

        6.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

        6.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable, except as enforce already may be limited by bankruptcy, insolvency, or other similar laws of general application affecting enforcement of creditor's rights or by general principles of equity limiting the availability of equitable remedies.

        6.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

        6.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

        6.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor).

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        6.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

        6.8 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

        6.9 Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

        6.10 Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid.

        6.11 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

        6.12 Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

        6.13 ERISA Plans.

                (a) Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter from the IRS and to the knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

                (b) To Borrower's knowledge, there are no claims, lawsuits or actions (including by any governmental authority), and to Borrower's knowledge there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

                (c) With respect to any Plan subject to Title IV of ERISA:

                        (i) To Borrower's knowledge, no reportable event has
                occurred under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

                        (ii) No action by the Borrower or any ERISA Affiliate to
                terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed by Borrower under
                Section 4041 of ERISA.

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                        (iii) To Borrower's knowledge, no termination proceeding
                has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

                (d) The following terms have the meanings indicated for purposes of this Agreement:

                        (i) "Code" means the Internal Revenue Code of 1986, as
                amended from time to time.

                        (ii) "ERISA" means the Employee Retirement Income
                Security Act of 1974, as amended from time to time.

                        (iii) "ERISA Affiliate" means any trade or business
                (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

                        (iv) "PBGC" means the Pension Benefit Guaranty
                Corporation.

                        (v) "Plan" means a pension, profit-sharing, or stock
                bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

        6.14 Location of Borrower. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

        6.15 Environmental Matters. The Borrower (a) is not in violation of any health, safety, or environmental law or regulation regarding hazardous substances and (b) is not the subject of any claim, proceeding, notice, or other communication regarding hazardous substances. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

7.  COVENANTS

        The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

        7.1 Use of Proceeds. To use the proceeds of the credit only for general corporate purposes, including for working capital, and for investments and acquisitions permitted under the terms of this Agreement.

        7.2 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

                (a) Within 90 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant reasonably acceptable to the Bank. The statements shall be prepared on a consolidated basis.

                (b) Within 45 days of the period's end (other than the last period in each fiscal year), the Borrower's quarterly financial statements or Form 10-Q Quarterly Report. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated basis.

                (c) Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by the Borrower to or from the Borrower's auditor.

                (d) Copies of the Borrower's Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report concurrent with the date of filing with the Securities and Exchange Commission.

                (e) Within the period(s) provided in (a) and (b) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

                (f) As soon as available, and in any event within 60 days after the close of each fiscal year of the Borrower, copies of consolidated financial projections on a quarterly basis for the succeeding fiscal year, which projections shall include balance sheets, income statements, and statements of cash flow for the Borrower and its subsidiaries.

                (g) Promptly upon the Bank's reasonable request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower as the Bank may request.

        7.3 Quick Ratio. To maintain on a consolidated basis a ratio of quick assets to current liabilities of at least 1.0:1.0.

"Quick assets" means cash, short-term cash investments in non-affiliated entities, net trade receivables and marketable securities not classified as long-term investments. "Current liabilities" shall include all obligations classified as current liabilities under generally accepted accounting principles, plus all principal amounts outstanding under revolving lines of credit plus the outstanding amount of letters of credit, whether classified as current or long-term, which are not already included above.

        7.4 EBITDA. To maintain on a consolidated basis, EBITDA equal to or at least Thirteen Million Dollars ($13,000,000.00). "EBITDA" means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, amortization, and other non-cash charges. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the three (3) immediately preceding quarters.

        7.5 Tangible Net Worth. To maintain on a consolidated basis, Tangible Net Worth equal to at least the sum of the following:

                (a) Sixty Million Dollars ($60,000,000.00); plus

                (b) the sum of 50% of consolidated net income after income taxes (without subtracting losses) earned in each quarterly accounting period including the fourth fiscal quarter of 2001 ; plus

                (c) 75% of the net proceeds from any equity securities issued after the date of this Agreement.

"Tangible Net Worth" means the value of Borrower's total assets (including leaseholds and leasehold improvements and reserves against assets) but excluding goodwill, patents, trademarks, trade names, or organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, and shareholders of Borrower, less total liabilities, including but not limited to accrued and deferred income taxes. For the purposes of this Section 7.5, during the term of this Agreement, Tangible Net Worth shall not be reduced by the redemption of up to 1,000,000 shares of the Borrower's common stock.

        7.6 Other Debts. Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

                (a) Acquiring goods, supplies, or merchandise on normal trade credit.

                (b) Endorsing negotiable instruments received in the usual course of business.

                (c) Obtaining surety bonds in the usual course of business.

                (d) Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank in the Borrower's financial statement dated December 31, 2001.

                (e) Additional debts and lease obligations for the acquisition of fixed assets, which debts and lease obligations do not exceed a total principal amount of Two Million Dollars ($2,000,000.00) in the aggregate at any one time.

                (f) Additional debts of a subsidiary of the Borrower owing to the Borrower or to another subsidiary of the Borrower which debts do not exceed Five Hundred Thousand Dollars ($500,000.00) at any one time.

        7.7 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

                (a) Liens granted to, or in favor of, the Bank.

                (b) Liens for current charges not delinquent or for charges being contested in good faith, by appropriate proceedings, and with respect to which the Borrower is maintaining adequate reserves if required in accordance with generally accepted accounting principles ("GAAP").

                (c) Liens which arise in the ordinary course of business for sums not due or sums which the Borrower is contesting in good faith, by appropriate proceedings and with respect to which the Borrower is maintaining adequate reserves if required in accordance with GAAP, but which do not involve any deposits, advances, or indebtedness or the deferred purchase price of property or services.

                (d) Lien granted by any subsidiary of the Borrower to secure such subsidiary's indebtedness to the Borrower.

                (e) Liens of carriers, warehousemen, mechanics, materialmen, repairmen, landlords and other like statutory liens arising in the ordinary course of business securing obligations which are not overdue or which are being diligently contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained on its books;

                (f) Liens incurred in the ordinary course of business in connection with worker's compensation unemployment insurance or other forms of governmental insurance or benefits;

                (g) Judgment liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;

                (h) Liens in existence on the date of the date hereof disclosed to the Bank;

                (i) Additional purchase money security interests in equipment or personal property fixed assets acquired after the date of this Agreement, if the total amount of debts secured by such liens does not exceed Two Million Dollars ($2,000,000.00) in the aggregate at any one time.

        7.8 Capital Expenditures. Not to spend or incur obligations (including the total amount of capital leases) of more than the amounts indicated below during each fiscal year specified below to acquire fixed assets;

            Fiscal Year                   Amount
            -----------                   ------
            2002                          $4,000,000.00
            2003                          $5,000,000.00
            2004                          $6,000,000.00

        In any year that the Borrower has incurred relocation expenses in connection with its new headquarters, the amount indicated above for such fiscal year shall be increased by the amount of such relocation expenses, not to exceed $2,500,000.00 in the aggregate during the term of this Agreement.

        7.9 Dividends. Not to declare or pay any dividends on any of its shares except dividends payable in capital stock of the Borrower, and not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto; provided, however, from the date of this Agreement through the Expiration Date, the Borrower may redeem up to 1,000,000 shares of its common stock so long as immediately before and after giving effect to any such redemption no event of default or event, which with the giving of notice or lapse of time would constitute an event of default under this Agreement, shall have occurred and be continuing, and (ii) the ratio of the Borrower's consolidated Indebtedness to Tangible Net Worth is less than 40.0%. For the purposes of this Section 7.9, "Indebtedness" means all obligations and liabilities of Borrower to any party (including without limitation all debts, claims and indebtedness for borrowed money) whether primary, secondary, direct, contingent, fixed, or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired, or owing and however arising, whether under written or oral agreement, by operation of law, or otherwise; excluding, however, trade payables, arising in the ordinary course of business, normal and customary business accruals and other employee-related obligations and liabilities not constituting indebtedness for borrowed money. "Tangible Net Worth" shall have the meaning set forth in
Section 7.5 hereof, provided, however, that for purposes of this Section 7.9, the calculation of Tangible Net Worth will not add back the redemption of up to 1,000,000 shares of the Borrower's common stock.

        7.10 Notices to Bank. To promptly notify the Bank in writing of:

                (a) any lawsuit over One Million Dollars ($1,000,000.00) and any judgments over Five Hundred Thousand ($500,000.00) against the Borrower.

                (b) any substantial dispute between the Borrower and any government authority.

                (c) any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

                (d) any material adverse change in the Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

                (e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

                (f) any actual contingent liabilities of the Borrower, and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of Two Million Dollars ($2,000,000.00) in the aggregate.

        7.11 Books and Records. To maintain adequate books and records.

        7.12 Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

        7.13 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

        7.14 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises the Borrower now has which are deemed necessary by Borrower in the conduct of its business.

        7.15 Maintenance of Properties. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

        7.16 Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

        7.17 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

        7.18 Insurance.

                (a) General Business Insurance. To maintain insurance reasonably satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.

                (b) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

        7.19 Consolidations, Mergers, Acquisitions. The Borrower will not and will not permit any of its subsidiaries to be a party to any merger, liquidation, dissolution, consolidation, or acquisition, except that:

                (a) any subsidiary of the Borrower may liquidate, or dissolve voluntarily into, or may merge with and into, the Borrower or any other wholly-owned subsidiary of the Borrower;

                (b) the assets or stock of any subsidiary of the Borrower may be purchased or otherwise acquired by the Borrower or any domestic subsidiary of the Borrower;

                (c) the Borrower may create additional subsidiaries and may make acquisitions of subsidiaries pursuant to transactions which are Approved Acquisitions. For the purposes of this Section 7.19, "Approved Acquisition" means any acquisition by the Borrower or any subsidiary of the Borrower of all or substantially all of the stock, equity interests or assets of another party (the "Target") provided that (a) such transaction has been approved by the board of directors or other similar body of the Target and if necessary under applicable law, the shareholders or other owners of the Target have also so approved such transaction, (b) the Target is engaged in substantially the same line of business engaged in the Borrower and its subsidiaries immediately prior to the transaction, (c) the Target must have a positive rolling four quarter EBITDA, (d) no contingent liabilities in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate shall be assumed by the Borrower or its subsidiaries, (e) the assets of the Target are not subject to any liens (except for purchase money security interests limited to the asset purchased and capital leases), (f) immediately before and after giving effect to such transaction, there shall not exist an event of default, or any event which with the giving of notice or lapse of time would constitute an event of default under this Agreement, as evidenced by delivery to the Bank of a compliance certificate by the Borrower in form and substance acceptable to the Bank, and (g) the total consideration payable for such acquisition shall not exceed Ten Million Dollars ($10,000,000.00) per acquisition and Fifteen Million Dollars ($15,000,000.00) in the aggregate for all acquisitions during the term of this Agreement.

        7.20 Additional Negative Covenants. Not to, without the Bank's written consent:

                (a) engage in any business activities substantially different from the Borrower's present business.

                (b) liquidate or dissolve the Borrower's business.

                (c) sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so, except in an aggregate amount not exceeding One Hundred Thousand Dollars ($100,000) in any fiscal year.

                (d) sell, assign, lease, transfer or otherwise dispose of all or a substantial part of the Borrower's business or the Borrower's assets other than in the ordinary course of the Borrower's business except in an aggregate amount not exceeding Two Million Dollars ($2,000,000.00) in any fiscal year.

                (e) enter into any sale and leaseback agreement covering any of its fixed assets.

        7.21 ERISA Plans. With respect to a Plan subject to Title IV of ERISA, to give prompt written notice to the Bank of:

                (a) The occurrence of any reportable event under Section 4043(c) of ERISA for which the PBGC requires 30-day notice;

                (b) Any action by the Borrower or any ERISA Affiliate to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA; or

                (c) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

8.  HAZARDOUS SUBSTANCES

        8.1 Indemnity Regarding Hazardous Substances. The Borrower will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

        8.2 Definition of Hazardous Substances. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous,"

"pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrower's obligations to the Bank.

9.  DEFAULT

        If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

        9.1 Failure to Pay. The Borrower fails to make a payment of principal under this Agreement within two (2) business days after the date when due, or fails to make a payment of interest, any fee or other sum under this Agreement within five (5) business days after the date when due.

        9.2 False Information. The Borrower has given the Bank materially false or misleading information or representations.

        9.3 Bankruptcy. The Borrower (or any subsidiary of the Borrower) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any subsidiary of the Borrower), or the Borrower (or any subsidiary of the Borrower) makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower (or any subsidiary of the Borrower) is dismissed within a period of thirty (30) days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period; and provided further that such cure opportunity will be terminated upon the entry of an order for relief in any bankruptcy case arising from such a petition.

        9.4 Receivers. A receiver or similar official is appointed for a substantial portion of the Borrower's (or any subsidiary of the Borrower) business, or the business is terminated.

        9.5 Judgments. Any judgments or arbitration awards are entered against the Borrower (or any subsidiary of the Borrower), or the Borrower (or any subsidiary of the Borrower) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) or more, excluding those judgments or awards (i) that shall been outstanding less than 30 calendar days from entry thereof, or (ii) for and to the extent which the Borrower or any subsidiary of the Borrower is insured and with respect to which the insurer has assumed responsibility in writing or for and to the extent which the Borrower or any subsidiary of the Borrower is otherwise indemnified if the terms of such indemnification and the party providing such indemnification are reasonably satisfactory to the Bank.

        9.6 Government Action. Any government authority takes action that the Bank reasonably believes materially adversely affects the Borrower's financial condition or ability to repay.

        9.7 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

        9.8 Cross-default.

                (a) Any default in the payment when due, whether by acceleration or otherwise (subject to any applicable grace period) occurs under any agreement in connection with any Indebtedness (as defined in Section 7.9 hereof) in a principal amount equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000.00) the Borrower or any of the Borrower's subsidiaries has obtained from anyone else or which the Borrower or any of the Borrower's subsidiaries has guaranteed.

                (b) Any event or condition shall occur which results in the acceleration of the maturity of any Indebtedness in a principal amount equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000.00) of, or guaranteed by, the Borrower or any subsidiary of the Borrower or enables the holder or holders of such credit or any trustee or agent for such holders (any applicable grace period having expired) to accelerate the maturity of such Indebtedness.

        9.9 Other Bank Agreements. The Borrower or any of the Borrower's subsidiaries fails to meet the conditions of, or fails to perform any obligation under any other agreement in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) or more, the Borrower or any of the Borrower's subsidiaries has with the Bank or any affiliate of the Bank.

        9.10 ERISA Plans. Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

                (a) A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

                (b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

        9.11 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

10.  ENFORCING THIS AGREEMENT; MISCELLANEOUS

        10.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

        10.2 California Law. This Agreement is governed by California law.

        10.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

        10.4 Arbitration and Waiver of Jury Trial.

                (a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a "Claim").

                (b) At the request of the Borrower or the Bank, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the "Act"). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

                (c) Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof ("JAMS"), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

                (d) The arbitration shall be administered by JAMS and conducted in any U. S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in California. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

                (e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

                (f) This paragraph does not limit the right of the Borrower or the Bank to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

                (g) The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property. In this case, both the Borrower and the Bank must consent to submission of the Claim to arbitration. If both parties do not consent to arbitration, the Claim will be resolved as follows: The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of JAMS in the same manner as arbitrators are selected in JAMS administered proceedings. The designated referee(s) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee (or the presiding referee of the panel) will be an active attorney or a retired judge. The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

                (h) The filing of a court action is not intended to constitute a waiver of the right of the Borrower or the Bank, including the suing party, thereafter to require submittal of the Claim to arbitration.

                (i) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this Agreement.

        10.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

        10.6 Administration Costs. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

        10.7 Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

        10.8 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

                (a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

                (b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

                (c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

        10.9 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, (c) any claim, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrower's sales or leases to or performance of services for debtors obligated upon the

Borrower's accounts receivable and disclosures in connection therewith, and (d) any litigation or proceeding related to or arising out of this Agreement, any such document, any such credit, or any such claim. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

        10.10 Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications sent by (a) first class mail shall be deemed delivered on the earlier of actual receipt or on the fourth business day after deposit in the U.S. mail, postage prepaid, (b) overnight courier shall be deemed delivered on the next business day, and (c) telecopy shall be deemed delivered when transmitted.

        10.11 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

        10.12 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

        10.13 Prior Agreement Superseded. This Agreement supersedes the Revolving Loan and Security Agreement entered into as of October 2, 1998, as amended, between the Bank and the Borrower, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

This Agreement is executed as of the date stated at the top of the first page.

Bank of America, N.A.                       Universal Electronics, Inc.


By                                          By
   ---------------------------------           ---------------------------------
Typed Name: Cynthia Goodfellow              Typed Name: Mark Belzowski
Title: Vice President                       Title: Chief Financial Officer

Address where notices to                    Address where notices to
the Bank are to be sent:                    the Borrower are to be sent:
675 Anton Boulevard, 2nd Floor              6101 Gateway Drive
Costa Mesa, California  92626               Cypress, California  90630
Facsimile: 714/850-6583                     Facsimile: 714/820-1151


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